UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities and Exchange Act of 1934
Date of Report (Dated of earliest event reported): September 26, 2022

HERITAGE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 000-29480

Washington			91-1857900
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

201 Fifth Avenue SW,	Olympia	WA	98501
(Address of principal executive offices)			(Zip Code)
(360) 943-1500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, no par value	HFWA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Heritage Financial Corporation, Olympia, Washington (“Heritage”), the parent company of Heritage Bank entered into an agreement on September 26, 2022 for the planned retirement of Cindy M. Hirman (formerly Cindy Huntley), its chief banking officer with her retirement to become effective on April 3, 2023.

Ms. Hirman does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Transitional Retirement Agreement with Ms. Hirman.

On September 26, 2022, Heritage entered into a transitional retirement agreement with Ms. Hirman, effective January 1, 2023. The agreement with Ms. Hirman provides for an employment period through April 3, 2023, which is Ms. Hirman’s planned retirement date. Ms. Hirman will serve as Executive Vice President, a part-time position in which she will assist with the transition of her chief banking officer duties. A copy of the agreement is attached as Exhibit 10.1 and is incorporated by reference. The following summary of the agreement is qualified in its entirety by the full text of the agreement.

During the employment period, Ms. Hirman shall serve in her existing role on a full-time basis through and including December 31, 2022 and is entitled to an annual base salary at a rate of $292,763.52. From January 1, 2023 through and including April 3, 2023, Ms. Hirman is entitled to an annual base salary at a rate of $175,658.11. Ms. Hirman is eligible to receive a performance-based annual incentive bonus for 2022, in accordance with Heritage’s annual incentive plan, and a contribution under the Heritage Financial Corporation Deferred Compensation Plan (the “Plan”) to her company contribution account for plan year 2022, provided that the amount of such bonus and company contribution will be based on the actual salary earned by Ms. Hirman during 2022, rather than the rate of annual base salary in effect at year-end. Ms. Hirman is ineligible to receive an incentive bonus for 2023 or company contribution to the Plan for 2023. Ms. Hirman will continue to vest in any outstanding equity awards through her retirement date, but will be ineligible to receive any future equity awards. In addition, Ms. Hirman is entitled to participate in any other employee benefit plans of Heritage on as favorable a basis as other similarly situated part-time employees.

In the event Ms. Hirman is terminated by Heritage for any reason, other than cause, prior to the retirement date, Heritage’s obligation to make the payments described above will continue as if Ms. Hirman had remained employed through the retirement date. Such obligation shall cease if Heritage terminates Ms. Hirman for cause or if Ms. Hirman’s employment terminates due to death, disability or voluntarily resignation prior to the scheduled retirement date.

Ms. Hirman’s prior employment agreement was superseded and replaced in its entirety by the transitional retirement agreement; provided however, that certain provisions, including certain definitions and all of the restrictive covenants are incorporated by reference into the new agreement. The restrictive covenants prohibit the unauthorized disclosure of confidential information of Heritage by Ms. Hirman during and after her employment with Heritage and prohibit Ms. Hirman from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason.

Item 9.01     Financial Statements and Exhibits
(d) Exhibits
    The following exhibit is being filed herewith and this list shall constitute the exhibit index:

Exhibit 10.1	Transitional Retirement Agreement made and entered into on September 26, 2022, effective as of January 1, 2023 by and between Heritage Financial Corporation and Cindy M. Hirman

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date:
September 28, 2022	/S/ JEFFREY J. DEUEL
Jeffrey J. Deuel
President and Chief Executive Officer
(Duly Authorized Officer)